Filed Pursuant to Rule 424(b)(3)

Registration No. 333-106515

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated October 21, 2003)

$500,000,000

MERCURY INTERACTIVE CORPORATION

Zero Coupon Senior Convertible Notes due 2008 and

9,673,050 Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement supplements the prospectus dated October 21, 2003 of Mercury Interactive Corporation relating to the resale from time to time by selling securityholders of our Zero Coupon Senior Convertible Notes due 2008 held by certain securityholders and the shares of our common stock issuable upon conversion of the Notes. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

The SECURITIES offered in the prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” referenced on page 4 of the prospectus in determining whether to purchase the Mercury Interactive Corporation Zero Coupon Senior Convertible Notes due 2008 or the Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Section of this prospectus entitled “Selling Holders” on pages 16-21 of the prospectus is amended and restated in its entirety to read as follows:

SELLING HOLDERS

The Notes were originally issued by us on April 29, 2003 to and sold by the initial purchaser, UBS Warburg, LLC, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers (as defined in Rule 144A under the Securities Act). We used a portion of the net proceeds from the issuance of the Notes to the initial purchaser for general corporate purposes, including the acquisition of Kintana, Inc. in August 2003. We intend to use the remainder of the net proceeds for general corporate purposes, including potential acquisitions.

Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the Notes and common stock into which the Notes are convertible. When we refer to the “selling holder” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees or donees or their successors.

The selling holders listed in the table below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their Notes since the date on which the information in the table is presented. Information about the selling holders may change over time. Any changed information will be set forth in prospectus supplements. In addition, the conversion rate, and therefore, the number of shares of common stock issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of common stock into which the Notes are convertible may increase or decrease.

None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

We prepared the table below based on the information supplied to us by the selling holders named in the table and we have not sought to verify such information.

SELLING HOLDERS TABLE

The following tables contain information furnished to us by selling holders as of December 9, 2003, with respect to the selling holders and the principal amount of Notes and the underlying common stock beneficially owned by each selling holder that may be offered using this prospectus.

Name	Principal amount of Notes beneficially owned that may be sold hereby	Percentage of Notes outstanding	Number of shares of common stock that may be sold hereby(1)	Percentage of common stock outstanding(2)
Akela Capital Master Fund, Ltd.	$11,000,000	2.20%	212,807	*
Allstate Insurance Company	$1,000,000	*	19,346	*
Arbitex Master Fund, L.P.	$500,000	*	9,673	*
Aventis Pension Master Trust	$125,000	*	2,418	*
Barclays Global Investors Diversified Alpha Plus Funds	$490,000	*	9,480	*
Boilermaker-Blacksmith Pension Trust	$700,000	*	13,542	*
CALAMOS Convertible Growth and Income Fund—CALAMOS Investment Trust	$7,300,000	1.46%	141,227	*
CEMEX Pension Plan	$75,000	*	1,451	*
City of Albany Pension Plan	$70,000	*	1,354	*
City of Knoxville Pension System	$150,000	*	2,902	*
Clinton Multistrategy Master Fund, Ltd.	$5,925,000	1.19%	114,626	*
Clinton Riverside Convertible Portfolio Limited	$6,575,000	1.32%	127,201	*
CNH CA Master Account, L.P.	$2,000,000	*	38,692	*
Context Convertible Arbitrage Fund, LP	$800,000	*	15,477	*
Context Convertible Arbitrage Offshore, Ltd	$1,200,000	*	23,215	*
Credit Suisse First Boston Europe Limited	$25,000,000	5.00%	483,653	*
DB Equity Opportunities Master Portfolio Ltd.	$2,800,000	*	54,169	*
Deam Convertible Arbitrage	$1,400,000	*	27,085	*
Dorinco Reinsurance Company	$400,000	*	7,738	*
The Drake Offshore Master Fund, Ltd.	$11,500,000	2.30%	222,480	*
Fore Convertible Masterfund Ltd.	$2,800,000	*	54,169	*
Forest Fulcrum Fund LP	$1,346,000	*	26,040	*
Forest Global Convertible Fund, Ltd., Class A-5	$5,006,000	1.00%	96,847	*
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	$1,233,000	*	23,854	*
Goldman Sachs & Co. Profit Sharing Master Trust	$124,000	*	2,399	*
Grace Convertible Arbitrage Fund, Ltd.	$9,000,000	1.80%	174,115	*
Guggenheim Portfolio Co. XV, LLC	$1,000,000	*	19,346	*
Guggenheim Portfolio Company VIII, LLC	$700,000	*	13,542	*
Highbridge International	$10,000,000	2.00%	348,230	*
Kettering Medical Center Funded Depreciation Account	$40,000	*	774	*
Knoxville Utilities Board Retirement System	$70,000	*	1,354	*
Lehman Brothers Inc.	$52,300,000	10.46%	1,011,801	1.12%

Name	Principal amount of Notes beneficially owned that may be sold hereby	Percentage of Notes outstanding	Number of shares of common stock that may be sold hereby(1)	Percentage of common stock outstanding(2)
Louisiana Workers’ Compensation Corporation	$170,000	*	3,289	*
Lyxor/Forest Fund Ltd.	$2,113,000	*	40,878	*
Macomb County Employees’ Retirement System	$150,000	*	2,902	*
Man Convertible Bond Master Fund, Ltd.	$18,380,000	3.68%	355,581	*
Man Mac 1 Limited	$700,000	*	13,542	*
McMahan Securities Co. L.P.	$238,000	*	4,604	*
Merrill Lynch Pierce Fenner & Smith Inc.	$14,500,000	2.90%	280,518	*
MLQA Convertible Securities Arbitrage, Ltd.	$5,000,000	1.00%	96,731	*
Nomura Securities International, Inc.	$20,000,000	4.00%	386,922	*
OZ Convertible Master Fund, Ltd.	$816,000	*	15,786	*
OZ Mac 13 Ltd.	$265,000	*	5,127	*
OZ Master Fund, Ltd.	$9,795,000	1.96%	189,495	*
Pacific Life Insurance Company	$500,000	*	9,673	*
Polaris Vega Fund L.P.	$750,000	*	14,510	*
Polygon Global Opportunities Master Fund	$10,000,000	2.00%	193,461	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	$325,000	*	6,287	*
Pyramid Equity Strategies Fund	$800,000	*	15,477	*
Ramius, LP	$100,000	*	1,935	*
RBC Alternative Assets LP	$412,000	*	7,971	*
RCG Baldwin, LP	$600,000	*	11,608	*
RCG Latitude Master Fund, LTD	$4,300,000	*	83,188	*
RCG Multi Strategy Master Fund, LTD	$2,000,000	*	38,692	*
Relay 11 Holdings Co.	$307,000	*	5,939	*
SCI Endowment Care Common Trust Fund—National Fiduciary Services	$90,000	*	1,741	*
SCI Endowment Care Common Trust Fund—Suntrust	$40,000	*	774	*
SCI Endowment Care Common Trust Fund—First Union	$20,000	*	387	*
Silverback Master, Ltd.	$28,000,000	5.60%	541,691	*
South Dakota Retirement System	$4,000,000	*	77,384	*
Sphinx Convertible Arbitrage SPC	$183,000	*	3,540	*
St. Thomas Trading, Ltd.	$31,620,000	6.32%	611,724	*
Sunrise Partners Limited Partnership	$2,500,000	*	48,365	*
TD Securities USA Inc.	$7,000,000	1.40%	135,423	*
The Dow Chemical Company Employees’ Retirement Plan	$1,300,000	*	25,150	*
UBS AG London Branch	$38,000,000	7.60%	735,152	*
UBS O’Connor LLC /F/B/O O’Connor Global Convertible Arbitrage Master Ltd.	$2,000,000	*	38,692	*
United Food and Commercial Workers Local 1262 and Employers Pension Fund	$325,000	*	6,287	*
Univar USA Inc. Retirement Plan	$150,000	*	2,902	*

Name	Principal amount of Notes beneficially owned that may be sold hereby	Percentage of Notes outstanding	Number of shares of common stock that may be sold hereby(1)	Percentage of common stock outstanding(2)
Univest Convertible Arbitrage Fund Ltd.	$313,000	*	6,055	*
Value Line Convertible Fund, Inc.	$250,000	*	4,837	*
Wachovia Bank National Association	$20,000,000	4.00%	386,922	*
Wachovia Securities International Ltd.	$6,000,000	1.80%	174,115	*
Wachovia Securities LLC	$13,500,000	2.70%	261,172	*
Waterstone Market Neutral Fund, LP	480,000	*	9,286	*
Waterstone Market Neutral Offshore Fund, Ltd.	2,520,000	*	48,752	*
Xavex Convertible Arbitrage 5 Fund	$1,000,000	*	19,346	*
Xavex Convertible Arbitrage 4 Fund	$157,000	*	3,037	*
Any other holder of Notes or future transferee, pledgee, donee or successor of any holder(3)	$85,702,000	17.14%	1,412,304	1.57%

*	Less than one percent.
(1)	Assumes conversion of all of the holder’s Notes at a conversion rate of 19.3461 shares per $1,000 principal amount of Notes and cash payments in lieu of any fractional interest. However, this conversion rate will be subject to adjustment as described under “Description of Notes—Conversion Rate Adjustments.” As a result, the amount of common stock issuable upon conversion of the Notes may increase or decrease in the future.
(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 90,033,643 shares of common stock outstanding as of October 31, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s Notes. However, we did not assume the conversion of any other holder’s Notes.
(3)	Information about other selling holders, except for any future transferees, pledgees, donees or successors of selling holders named in the table above, will be set forth in an amendment to this registration statement, if required. Assumes that any other holders of Notes, or any future transferees, pledgees, donees or successors of or from any such other holders of Notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the Notes at the initial conversion rate.

VOTING/INVESTMENT CONTROL TABLE

Selling Holders	Natural person or persons with voting or investment control
Akela Capital Master Fund, Ltd.	Anthony B. Bosco
Arbitex Master Fund, L.P.	Clark Hunt, Jonathan Bren and Ken Tananbaum
Aventis Pension Master Trust	Nick Calamos
Barclays Global Investors Diversified Alpha Plus Funds	Michael A. Boyd
Boilermaker-Blacksmith Pension Trust	Nick Calamos
CALAMOS Convertible Growth and Income Fund—CALAMOS Investment Trust	Nick Calamos
CEMEX Pension Plan	Nick Calamos
City of Albany Pension Plan	Nick Calamos
City of Knoxville Pension System	Nick Calamos
Clinton Multistrategy Master Fund, Ltd.	Mike Vacca
Clinton Riverside Convertible Portfolio Limited	Mike Vacca
CNH CA Master Account, L.P.	Robert Krail, Mark Mitchell and Todd Pulvino
Context Convertible Arbitrage Fund, LP	Mike Rosen and Bill Fertig
Context Convertible Arbitrage Offshore, Ltd.	Mike Rosen and Bill Fertig
Credit Suisse First Boston Europe Limited	David Clarkson
Deam Convertible Arbitrage	Eric Lobben
Dorinco Reinsurance Company	Nick Calamos
The Drake Offshore Master Fund, Ltd.	Darren Clipston and Anthony Faillace
Fore Convertible Masterfund Ltd.	Thomas Healy
Forest Fulcrum Fund LP	Michael A. Boyd
Forest Global Convertible Fund, Ltd., Class A-5	Michael A. Boyd
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	Michael A. Boyd
Goldman Sachs & Co. Profit Sharing Master Trust	Daniel S. Och
Grace Convertible Arbitrage Fund, Ltd.	Michael Brailov and Bradford Whitmore
Guggenheim Portfolio Co. XV, LLC	Alex Adair
Guggenheim Portfolio Company VIII, LLC	Loren Katzovitz, Kevin Felix and Patrick Hughes
Highbridge International LLC	Glenn Dubin and Henry Swiect
Kettering Medical Center Funded Depreciation Account	Nick Calamos
Knoxville Utilities Board Retirement System	Nick Calamos
Louisiana Workers’ Compensation Corporation	Nick Calamos
Lyxor/Forest Fund Ltd.	Michael A. Boyd
Macomb County Employees’ Retirement System	Nick Calamos
Man Convertible Bond Master Fund	JT Hansen and John Null
Man Mac 1 Limited	Michael Collins
McMahan Securities Co. L.P.	D. Bruce McMahan, Jay T. Glassman, Patricia Rancom, Scott Dillinger, Ronald Fertig and Norman L. Ziegler
MLQA Convertible Securities Arbitrage, Ltd.	*
Nomura Securities International Inc.	Robert Citrino
OZ Convertible Master Fund, Ltd.	Daniel S. Och
OZ Mac 13 Ltd.	Daniel S. Och
OZ Master Fund, Ltd.	Daniel S. Och
Pacific Life Insurance Company	Simon Lee, Elain Havens, Rex Olsen and Larry Card
Polaris Vega Fund L.P.	Gregory R. Levinson

Selling Holders	Natural person or persons with voting or investment control
Polygon Global Opportunities Master Fund	Alex Jackson, Byron Knief, Brandon Jones, Erik Caspersen, Greville Ward and Reade Griffith
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	Nick Calamos
Pyramid Equity Strategies Fund	Eric Lobben
Ramius, LP	Alex Adair
RBC Alternative Assets LP	Michael A. Boyd
RCG Baldwin, LP	Alex Adair
RCG Latitude Master Fund, LTD	Alex Adair
RCG Multi Strategy Master Fund, LTD	Alex Adair
Relay II Holdings Co.	Michael A. Boyd
SCI Endowment Care Common Trust Fund—National Fiduciary Services	Nick Calamos
SCI Endowment Care Common Trust Fund— Suntrust	Nick Calamos
SCI Endowment Care Common Trust Fund—First Union	Nick Calamos
Silverback Master, Ltd.	Elliot Bossen
South Dakota Retirement System	Chris Huisken
Sphinx Convertible Arbitrage SPC	Michael A. Boyd
St. Thomas Trading, Ltd.	JT Hansen and John Null
Sunrise Partners Limited Partnership	S. Donald Sussman
The Dow Chemical Company Employees’ Retirement Plan	Nick Calamos
UBS AG London Branch	Charlie Dietz, Veronica Withew, Pat Costigan and Tom Klein
UBS O’Connor LLC / F/B/O O’Connor Global Convertible Arbitrage Master Ltd.	*
United Food and Commercial Workers Local 1262 and Employers Pension Fund	Nick Calamos
Univar USA Inc. Retirement Plan	Nick Calamos
Univest Convertible Arbitrage Fund Ltd.	Terri Engelman Rhoads
Waterstone Market Neutral Fund, LP	Shawn Bergerson
Waterstone Market Neutral Offshore Fund, Ltd.	Shawn Bergerson
Xavex Convertible Arbitrage 4 Fund	Michael A. Boyd
Xavex Convertible Arbitrage 5 Fund	Alex Adair

*	The selling holder has informed Mercury Interactive Corporation that it is a subsidiary of a reporting entity with the Securities and Exchange Commission.

Generally, only selling holders identified in the foregoing Selling Holders Table who beneficially own the securities set forth opposite their respective names may sell offered securities under the registration statement of which this prospectus forms a part. We may from time to time include additional selling holders, except for any future transferees, pledgees, donees or successors of selling holders named in the tables above, in an amendment to this registration statement, if required.

The date of this prospectus supplement is December 9, 2003